Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Mama’s Creations, Inc. on Form S-3 of our report dated November 7, 2025, with respect to our audit of the Crown I Carve Out Business as of June 28, 2025 and for the fiscal year then ended, which report appears in the Form 8-K/A of Mama’s Creations, Inc. dated November 7, 2025.

/s/ UHY LLP

New York, New York

November 28, 2025